As filed with the U.S. Securities and Exchange Commission on June 23, 2017.

Registration No.     333-35231

Registration No.     333-99239

Registration No.   333-130175

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-35231

FORM S-8 REGISTRATION STATEMENT NO. 333-99239

FORM S-8 REGISTRATION STATEMENT NO. 333-130175

UNDER
THE SECURITIES ACT OF 1933

VIAD CORP

(Exact Name of Registrant as Specified in its Charter)

Delaware	36-1169950
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
1850 North Central Avenue, Suite 1900 Phoenix, Arizona	85004-4565
(Address of Principal Executive Offices)	(Zip Code)

1997 VIAD CORP OMNIBUS INCENTIVE PLAN, AS AMENDED

(Full Title of the Plan)

Deborah J. DePaoli
General Counsel and Secretary
Viad Corp
1850 North Central Avenue, Suite 1900
Phoenix, AZ  85004-4565
(602) 207-1000

(Name, Address, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Viad Corp (the “Registrant”):

•

Registration Statement No. 333-35231, filed with the SEC on September 9, 1997, registering 3,000,000 shares of the Registrant’s common stock, par value $1.50 per share (“Common Stock”), pursuant to the Registrant’s 1997 Viad Corp Omnibus Incentive Plan, as amended, and related Rights to purchase shares of the Registrant’s Junior Participating Preferred Stock (“Rights”).

•

Registration Statement No. 333-99239, filed with the SEC on September 6, 2002, registering 4,000,000 shares of Common Stock pursuant to the Registrant’s 1997 Viad Corp Omnibus Incentive Plan, as amended through May 14, 2002, and the related Rights.

•

Registration Statement No. 333-130175, filed with the SEC on December 7, 2005, registering 1,000,000 shares of Common Stock pursuant to the Registrant’s 1997 Viad Corp Omnibus Incentive Plan, as amended through May 14, 2005, and the related Rights.

Pursuant to the undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities registered in the Registration Statements that remain unsold at the termination of the offerings, the Registrant is filing these Post-Effective Amendments to the Registration Statements to deregister, and does hereby remove from registration, all the shares of Common Stock and Rights registered under such Registration Statements that remain unsold as of the date hereof, if any.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 23, 2017.

VIAD CORP

By:	/s/ Deborah J. DePaoli
Name: Deborah J. DePaoli
Title: General Counsel and Secretary

* Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.

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